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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934*

                                IMC Global Inc.
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                                (Name of Issuer)

                     Common Stock, $1.00 par value per share
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                         (Title of Class of Securities)

                                   449669 10 0
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                                 (CUSIP Number)

                                  May 10, 2001
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)

     Regents of the University of Michigan
     38-6006309

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2)   Check the Appropriate Box if a Member of a Group:
     (a)         [       ]
     (b)         [       ]

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3)   SEC Use only

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4)   Citizenship or Place of Organization:

     Michigan constitutional corporation.

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Number of Shares Beneficially owned by Each Reporting Person with:

5)   Sole Voting Power:                              0 shares

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6)   Shared Voting Power                             6,510,286 shares

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7)   Sole Dispositive Power:                         0 shares

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8)   Shared Dispositive Power:                       6,510,286 shares

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     owned by Each Reporting Person:                 6,510,286 shares

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10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]

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11)  Percent of Class Represented by Amount in Row (9):         5.7%

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12)  Type of Reporting Person:   CO



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1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)


     Eagle-GVI Two, L.L.C.
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2)   Check the Appropriate Box if a Member of a Group:
     (a)         [  ]
     (b)         [  ]
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3)   SEC Use only

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4)   Citizenship or Place of Organization:

     Delaware limited liability company.

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Number of Shares Beneficially owned by Each Reporting Person with:

5)   Sole Voting Power:                              0 shares

--------------------------------------------------------------------------------

6)   Shared Voting Power                             6,510,286 shares

--------------------------------------------------------------------------------

7)   Sole Dispositive Power:                         0 shares

--------------------------------------------------------------------------------

8)   Shared Dispositive Power:                       6,510,286 shares

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     owned by Each Reporting Person:                 6,510,286 shares

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:      [  ]

--------------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row (9):             5.7%

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12)  Type of Reporting Person:   OO

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1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)


     Eagle-GVI Two, Inc.

--------------------------------------------------------------------------------

2)   Check the Appropriate Box if a Member of a Group:
     (a)         [  ]
     (b)         [  ]

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3)   SEC Use only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization:

     Delaware corporation.

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Number of Shares Beneficially owned by Each Reporting Person with:

5)   Sole Voting Power:                              0 shares

--------------------------------------------------------------------------------

6)   Shared Voting Power                             6,510,286 shares

--------------------------------------------------------------------------------

7)   Sole Dispositive Power:                         0 shares

--------------------------------------------------------------------------------

8)   Shared Dispositive Power:                       6,510,286 shares

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     owned by Each Reporting Person:                 6,510,286 shares

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:    [  ]

--------------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row (9):         5.7%

--------------------------------------------------------------------------------

12)  Type of Reporting Person:   CO


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1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)


     Eagle-GVI One, L.L.C.

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2)   Check the Appropriate Box if a Member of a Group:
     (a)         [  ]
     (b)         [  ]

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3)   SEC Use only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization:

     Delaware limited liability company.

--------------------------------------------------------------------------------

Number of Shares Beneficially owned by Each Reporting Person with:

5)   Sole Voting Power:                              0 shares

--------------------------------------------------------------------------------

6)   Shared Voting Power                             6,510,286 shares

--------------------------------------------------------------------------------

7)   Sole Dispositive Power:                         0 shares

--------------------------------------------------------------------------------

8)   Shared Dispositive Power:                       6,510,286 shares

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     owned by Each Reporting Person:                 6,510,286 shares

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:    [  ]

--------------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row (9):              5.7%

--------------------------------------------------------------------------------

12)  Type of Reporting Person:   OO

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1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (entities only)


     Eagle-GVI One, Inc.

--------------------------------------------------------------------------------

2)   Check the Appropriate Box if a Member of a Group:
     (a)         [  ]
     (b)         [  ]

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3)   SEC Use only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization:

     Delaware corporation.

--------------------------------------------------------------------------------

Number of Shares Beneficially owned by Each Reporting Person with:

5)   Sole Voting Power:                              0 shares

--------------------------------------------------------------------------------

6)   Shared Voting Power                             6,510,286 shares

--------------------------------------------------------------------------------

7)   Sole Dispositive Power:                         0 shares

--------------------------------------------------------------------------------

8)   Shared Dispositive Power:                       6,510,286 shares

--------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     owned by Each Reporting Person:                 6,510,286 shares

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:    [  ]

--------------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row (9):     5.7%

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12)  Type of Reporting Person:   CO



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SCHEDULE 13G

ITEM 1.  (a)    Name of Issuer.

                IMC Global Inc.

         (b)    Address of Issuer's Principal Executive Offices.

                100 South Saunders Road, Suite 300
                Lake Forest, IL 60045-2561

ITEM 2.  (a)    Name of Person Filing.

                (1)   Regents of the University of Michigan (the "University")
                (2)   Eagle-GVI Two, L.L.C. ("Two LLC")
                (3)   Eagle-GVI Two, Inc. ("Two Inc")
                (4)   Eagle-GVI One, L.L.C. ("One LLC")
                (5)   Eagle-GVI One, Inc. ("One Inc")

                This statement is filed on behalf of all of these Persons. Included in this statement as Exhibit 1 is the agreement among the University, Two LLC, Two Inc, One LLC and One Inc to file this statement on behalf of each of them.

         (b)    Address of Principal Business Office, or, if none, Residence.

                The principal business address for the University, Two LLC, Two Inc, One LLC and One Inc is:

                Development Legal Services
                University of Michigan
                9th Floor Wolverine Tower
                3003 South State Street
                Ann Arbor, Michigan 48109-1288

         (c)    Citizenship.

                The University is a Michigan constitutional corporation.

                Two LLC and One LLC both are Delaware limited liability companies.

                Two Inc and One Inc both are Delaware corporations.





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         (d)    Title of Class of Securities.

                Common Stock, $1.00 par value per share.

         (e)    CUSIP Number.

                449669 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                Not applicable.

ITEM 4.  OWNERSHIP.

     (1) The University directly and indirectly through Two LLC and Two Inc, which are direct wholly owned subsidiaries of the University, and One LLC and One Inc, which are indirect wholly owned subsidiaries of the University and direct wholly owned subsidiaries of Two LLC, beneficially owns the following aggregate number and percentage of shares:

         (a) Amount beneficially owned:  6,510,286

         (b) Percent of class:  5.7%


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         (c) Number of shares as to which such person has:

                (i) sole power to vote or direct the vote: -0-

                (ii) shared power to vote or direct the vote: 6,510,286

                (iii) sole power to dispose or to direct the disposition of: -0-

                (iv) shared power to dispose or direct the disposition of:
                6,510,286

     (2) Two LLC indirectly through Two Inc, its managing member with the exclusive direction and control over Two LLC, and One LLC and One Inc, which are direct wholly owned subsidiaries of Two LLC, beneficially owns the following aggregate number and percentage of shares:

         (a) Amount beneficially owned: 6, 510,286

         (b) Percent of class: 5.7%

         (c) Number of shares as to which such person has:

                (i) sole power to vote or direct the vote: -0-

                (ii) shared power to vote or direct the vote: 6,510,286

                (iii) sole power to dispose or to direct the disposition of: -0-

                (iv) shared power to dispose or direct the disposition of:
                6,510,286

     (3) Two Inc, who as the managing member of Two LLC has the exclusive direction and control over Two LLC, indirectly through One LLC and One Inc, which are direct wholly owned subsidiaries of Two LLC, beneficially owns the following aggregate number and percentage of shares:

         (a) Amount beneficially owned: 6, 510,286

         (b) Percent of class: 5.7%

         (c) Number of shares as to which such person has:

                (i) sole power to vote or direct the vote: -0-

                (ii) shared power to vote or direct the vote: 6,510,286

                (iii) sole power to dispose or to direct the disposition of: -0-

                (iv) shared power to dispose or direct the disposition of:
                6,510,286

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


     (4) One LLC through One Inc, its managing member with the exclusive direction and control over One LLC, beneficially owns the following aggregate number and percentage of shares:

         (a) Amount beneficially owned: 6, 510,286

         (b) Percent of class: 5.7%

         (c) Number of shares as to which such person has:

                (i) sole power to vote or direct the vote: -0-

                (ii) shared power to vote or direct the vote: 6,510,286

                (iii) sole power to dispose or to direct the disposition of: -0-

                (iv) shared power to dispose or direct the disposition of:
                6,510,286

     (5) One Inc, who as the managing member of One LLC has the exclusive direction and control over One LLC, beneficially owns the following aggregate number and percentage of shares:

         (a) Amount beneficially owned: 6, 510,286

         (b) Percent of class: 5.7%

         (c) Number of shares as to which such person has:

                (i) sole power to vote or direct the vote: -0-

                (ii) shared power to vote or direct the vote: 6,510,286

                (iii) sole power to dispose or to direct the disposition of: -0-

                (iv) shared power to dispose or direct the disposition of:
                6,510,286


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable.


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ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
          THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                See Exhibit 2.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

                Not applicable.

ITEM 10.  CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




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                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: May 21, 2001      REGENTS OF THE UNIVERSITY OF MICHIGAN


                             By:  /s/ ROBERT A. KASDIN
                                  ------------------------------------
                             Name:  Robert A Kasdin
                             Title: Executive Vice President and
                                    Chief Financial Officer


Date: May 21, 2001      EAGLE-GVI TWO, L.L.C.

                             By:    EAGLE-GVI TWO, INC.,
                             Its Managing Member


                             By:  /s/ L. ERIK LUNDBERG
                                  ------------------------------------
                             Name:  L. Erik Lundberg
                             Title: Vice President


Date: May 21, 2001      EAGLE-GVI TWO, INC.

                             By:  /s/ L. ERIK LUNDBERG
                                  ------------------------------------
                             Name:  L. Erik Lundberg
                             Title: Vice President


Date: May 21, 2001      EAGLE-GVI ONE, L.L.C.

                             By: EAGLE-GVI ONE, INC.,
                             Its Managing Member


                             By: /s/ L. ERIK LUNDBERG
                                 -------------------------------------
                             Name:  L. Erik Lundberg
                             Title: Vice President



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Date: May 21, 2001      EAGLE-GVI ONE, INC.


                             By:  /s/ L. ERIK LUNDBERG
                             -----------------------------------------
                             Name:  L. Erik Lundberg
                             Title: Vice President


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                                INDEX TO EXHIBITS


EXHIBIT NUMBER                                              DESCRIPTION

1.                                                          Joint Filing
                                                            Agreement among the
                                                            Filing Persons dated
                                                            May 18, 2001.

2.                                                          Identification and
                                                            Classification of
                                                            the Subsidiary which
                                                            Acquired the
                                                            Security being
                                                            Reported on by the
                                                            Parent Holding
                                                            Company or Control
                                                            Persons.


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